Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE REACHES GLOBAL SETTLEMENT WITH INSURER
FOR COMPANY’S SOUTHAVEN DAMAGE CLAIMS
NEW HAVEN, CT, July 30, 2008 — Proliance International, Inc. (AMEX:PLI) has reached a definitive agreement with its insurance company settling all damage claims resulting from tornadoes on February 5, 2008 that destroyed Proliance’s leased distribution facility in Southaven, MS and required relocation to a new facility.
The insurer agreed to pay Proliance $15.3 million by August 15, 2008, in addition to the $36.7 million paid to date, for a total settlement of $52.0 million. The total amount is within the range the Company sought for lost inventory and equipment, and actual and anticipated business interruption and extra expenses.
“Proliance is pleased to place the events associated with the Southaven tornadoes and the distractions caused by the insurance recovery effort behind us,” said Charles E. Johnson, President and CEO.
Southaven was the Company’s central distribution center for its domestic automotive and light truck heat exchange inventory. Earlier this month, Proliance moved into a new, permanent replacement facility, also in Southaven.
About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.
Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of Proliance and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232.